Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2007, except Note 2 as to which date is August 13, 2007, relating to the 2006 consolidated financial statements, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ BDO Seidman, LLP
Houston, Texas
March 9, 2009